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AMENDMENT NO. 2                                                   EXHIBIT 10.25

via fax and post

28 September 1994

Mr. Dan Zaccardo
Senior Corporate Counsel
ADP, Inc.
One ADP Boulevard
Roseland, New Jersey 07068-1728

Dear Dan:

         It is my understanding that Al Duffield and Tim Lamb have had discussions concerning a proposed distribution transaction that PeopleSoft is undertaking with Shared Medical Systems ("SMS"). This letter will formalize those discussions and shall act as written amendment number 2 to our existing agreement ("Agreement").

         The parties have agreed, without waiving any rights under the Agreement with respect to future transactions, to work together as agreed herein to expedite and increase the possibility of closure of a proposed PeopleSoft/SMS transaction for the mutual benefit of both PeopleSoft and ADP and a proposed transaction between ADP and GSI (Canada) for the remarketing of GSI's product by ADP in Canada. The parties agree as follows:

         1. PeopleSoft shall have the right to enter into a remarketing relationship with SMS to enable SMS to remarket PeopleSoft HRMS software products with SMS' products to SMS' customers and future customers for implementation in the healthcare industry;

         2. Only upon execution of the remarketing agreement between PeopleSoft and SMS, PeopleSoft will, at ADP's written request, either:

             (a) reduce the aggregate maximum amount of License and Support Fees referenced in Paragraph 6(b)(II)(C) by $400,000 and therefore the $22,500,000 will be changed to $22,100,000; or

             (b) reduce the Sublicense Fee referenced in Paragraph 6(b)(II)(A) to be paid by ADP for calendar year 1995 by $100,000 and reduce the Sublicense Fee referenced in Paragraph 6(b)II)(B) to be paid by ADP for calendar year 1996 by $100,000.

         3. As of the date of this letter, and without further notice by notice or conference required by either party to the other, ADP commits to the minimum payments in 6(b)(II)(A) for 1995;

         4. Upon execution of this letter, PeopleSoft agrees that the PeopleSoft/Application Group Implementation Partner Agreement dated 1 September 1993, as amended, and the related software license may be assigned to the ADP entity only for the marketing benefit of The Application Group entity (and not under the ADP name). Only upon execution of the remarketing agreement between PeopleSoft and SMS, the term of each of the Implementation Partner Agreement and the related license shall be extended to 31 December 1997.
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Mr. Dan Zaccardo
ADP, Inc.
31 August 1994
Page 2

         The intent behind this assignment is to enable The Application Group to continue to perform work for clients of PeopleSoft and/or ADP and not to enable ADP to obtain a competitive advantage against PeopleSoft by using or reviewing PeopleSoft technology to enhance ADP's CSS technology. All payments under the Implementation Partner Agreement and the related license shall continue.

         The parties understand that it is expected that only Application Group personnel will have access to both the PeopleSoft source code and the ADP CSS source code in connection with the performance of their implementation services to PeopleSoft customers and ADP customers. However, Application Group personnel who have access to the PeopleSoft source code shall not use any PeopleSoft source code or information derived therefrom to enhance, modify, or further develop the ADP CSS source code.

         The parties further understand that Application Group personnel who have had access to the PeopleSoft source code may retain certain fragments of information in their memory and such personnel shall be permitted to use such fragments of information in connection with the CSS product only after a twelve
(12) month period after last access to the PeopleSoft source code. In no event shall ADP, The Application Group or its contractors be permitted to copy all or any portion of any copyrighted portion of the PeopleSoft information without PeopleSoft's prior written consent, unless otherwise provided in the Agreement; and

         5. Upon execution of this letter, PeopleSoft agrees to permit ADP (without ADP losing any of its rights or benefits under the Agreement) to: (i) contract with GSI to enable ADP to sublicense GSI products in Canada; and (ii) contract with banks in Canada to enable ADP to sublicense such banks' products in Canada to mutual clients of such banks and ADP, in each case in the same manner that ADP operates under the Agreement.

         6. The parties understand and agree that the specific terms of this letter amendment are confidential, (particularly the possible or actual extension of the term of the Implementation Partner Agreement) and neither party shall disclose any of the specific terms to any third party. However, ADP shall be permitted to issue general press releases and marketing statements concerning ADP's acquisition of AG.

         Please procure the signature of an authorized ADP signatory and return the original document to my attention.

Sincerely,                 PeopleSoft, Inc.                ADP, Inc.



/s/ Robert D. Finnell      /s/ Ronald E.F. Codd            /s/ James B. Benson
_____________________      ____________________            ___________________
Robert D. Finnell          Ronald E.F. Codd                Signature
Corporate Counsel          Sr. Vice President and CFO
                                                           James B. Benson
                                                           Printed name/title
                                                           President
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AMENDMENT NO. 4


                                                               December 28, 1995
Mr. Al Duffield
Vice President
PeopleSoft, Inc.
1331 North California Boulevard
Walnut Creek, California  94596

Dear Al:

         This letter agreement ("Letter Agreement") will serve as Amendment No. 4 to the Software License and Support Agreement dated as of June 23, 1992 between ADP, Inc. ("ADP") and PeopleSoft, Inc. ("PeopleSoft"), as heretofore amended (the "ADP/PeopleSoft Agreement"). ADP and PeopleSoft hereby agree as follows:

         1. PeopleSoft hereby grants to ADP a perpetual and non-exclusive source code and object code license to use, modify and relicense PeopleSoft Workflow and all related workflow tools, all of which are more fully described on Exhibit A attached hereto ("Workflow"). Except as otherwise indicated herein, such license shall be governed by the terms and conditions of the ADP/PeopleSoft Agreement.

         2. Promptly after the date hereof and in accordance with the terms and conditions of the ADP/PeopleSoft Agreement, PeopleSoft shall deliver to ADP the source code and object code for Workflow release No. 5.0 and all related end-user materials (including, without limitation, all materials described in Section 1.12 of the ADP/PeopleSoft Agreement).

         3. In accordance with Section 4 of the ADP/PeopleSoft Agreement, PeopleSoft shall provide to ADP "Product Maintenance Services" (as defined in
Section 4) for Workflow, including, without limitation, providing ADP with (i) any and all updates, improvements, additions, modifications and/or enhancements to Workflow release No. 5.xx up to, but not including, the next major release of Workflow (e.g., release No. 6.0), (ii) any and all releases which are intended to correct any "Bugs" (as defined in Section 1.6 of the ADP/PeopleSoft Agreement) in the releases to which ADP is entitled pursuant hereto and (iii) any and all information on human resource data base changes which are necessary or required to correct Bugs and to use the updates, improvements, additions, modifications and/or enhancements described herein. PeopleSoft shall provide ADP with all such interim 5.xx
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releases of Workflow regardless of whether Workflow releases are delivered by
PeopleSoft as part of Product Maintenance Services for Workflow and/or PeopleTools.

         4. As full consideration for PeopleSoft's grant of the license hereunder and its provision of Product Maintenance Services for Workflow, ADP hereby notifies PeopleSoft that, in accordance with Section 6(b)(II) of the ADP/PeopleSoft Agreement, ADP hereby commits to the two minimum payments provided for in Sections 6(b)(II)(B) and 6(b)(II)(C) of the ADP/PeopleSoft Agreement; provided, however, that such minimum payments are hereby amended to be $4,900,000 each (i.e., ADP hereby agrees to pay a total of $1,000,000 as full consideration for PeopleSoft's grant of the license hereunder and its provision of Product Maintenance Services for Workflow), subject to Paragraph 6 herein. The annual notice to be given by ADP to PeopleSoft on or before December 1, 1996 pursuant to Paragraph 6(b)(II) of the ADP/PeopleSoft Agreement is hereby given.

         5. In accordance with Paragraph 2(a) of Amendment No. 2 to the ADP/PeopleSoft Agreement, ADP and PeopleSoft hereby agree that the aggregate maximum amount of the "Sublicense Fees" and the "License and Support Fees" referenced in Section 6(b)(II)(C) of the ADP/PeopleSoft Agreement are hereby reduced by $400,000 and therefore, after taking into effect the $1,000,000 payment referred to in Paragraph 4 herein and the discounting process described in Paragraph 6 herein, the $22,500,000 referenced in such section is hereby changed to $22,781,500.

         6. Notwithstanding anything to the contrary contained in the ADP/PeopleSoft Agreement, the payments provided for in Section 6(b)(II)(B) and 6
(b)(II)(C) of the ADP/PeopleSoft Agreement and referred to in Paragraph 4 herein shall be discounted at six percent (6%) and shall be made as follows (in lieu of one payment annually in arrears):

March 31.................................................             $1,157,625
June 30..................................................             $1,176,000
September 30.............................................             $1,194,375
December 31..............................................             $1,212,750
                                                                      ----------

                                                   Total:             $4,740,750

For example, the $4,900,000 payment that would have been made in February 1997 (i.e., the payment provided for in Section 6(b)(II)(B) of the ADP/PeopleSoft Agreement, as amended in Paragraph 4 herein) shall instead be discounted to $4,740,750 and shall be made in four quarterly installments commencing March 31, 1996.


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         7. In connection with PeopleSoft's current efforts to build an interface between its client/server products and ADP's Autopay II payroll system, ADP hereby agrees to license and deliver to PeopleSoft a copy of (i) "PC Payroll" (release No. 6.02) and (ii) "PC Exchange" (release No. 6.02). ADP also hereby agrees to license and promptly deliver to PeopleSoft all future releases of both such products until the earlier of (A) the date that PeopleSoft completes the aforementioned interface and (B) the date that ADP is no longer entitled to receive Product Maintenance Services for Workflow. PeopleSoft acknowledges and agrees that such ADP products and any non-public information related thereto are the proprietary and confidential property of ADP. Accordingly, PeopleSoft hereby agrees that it will treat as confidential and will not use, disclose or otherwise make available any such ADP products or information to any person or entity other than to employees of PeopleSoft who have a need-to-know in connection with PeopleSoft's current efforts to build the aforementioned interface. Upon ADP's written request, PeopleSoft shall return to ADP (within ten days after ADP's request) the ADP products and information described in this Paragraph 7; provided, however, that, so long as PeopleSoft is in compliance with the terms and conditions of this Letter Agreement and the ADP/PeopleSoft Agreement, PeopleSoft shall not be required to return such copies and information to ADP until the earlier of (A) the date that PeopleSoft completes the aforementioned interface and (B) the date that ADP is no longer entitled to receive Product Maintenance Services for Workflow. At no additional fee to PeopleSoft, ADP shall also provide PeopleSoft with 120 ADP man-hours of phone/on-site advisory support for PeopleSoft's efforts to build the aforementioned interface. PeopleSoft shall be responsible for all reasonable travel expenses incurred by ADP and ADP personnel in connection with such support. If and to the extent that ADP shall agree with PeopleSoft to provide additional support, such support shall be provided at ADP's then prevailing rates.

         8. ADP and PeopleSoft have agreed to this Amendment No. 4 without waiving any other rights under the ADP/PeopleSoft Agreement and this Amendment No. 4 represents the entire agreement between ADP and PeopleSoft on the subject matter herein and may only be modified by a written amendment hereto.


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         9. If you agree to be bound by the terms and conditions herein, please execute below both copies of this Letter Agreement and return one fully executed copy to my attention.

                                              ADP, INC.


                                              By: /s/ Richard Haviland
                                                  _____________________________
                                                  Name:  Richard Haviland
                                                  Title:  Vice President


ACCEPTED AND AGREED:

PEOPLESOFT, INC.


By: /s/ Albert W. Duffield
    __________________________
    Name:  Al Duffield
    Title:  Sr. Vice President


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                                    EXHIBIT A

Workflow Release 5.0 consists of:

* Workflow Designer: Tools to design and build the business process, rules, roles and routings. Used to define worklists, message definitions, user roles, and business processes.

* Workflow Processor: Suite of on-line agents to control and run the business processes. Includes Message Agent, Application Agent, Database Agent and Worklist Processor.

* Workflow Administrator: Tools to access, monitor, analyze and control the workflow in the organization.


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